EXHIBIT (a)



                          SECONDMENT SERVICES AGREEMENT

                                      AMONG
                                 NASCIT, GFS AND
                                CHRISTOPHER MILLS








                                                            Page 39 of 198 Pages

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                             DATED 7th January, 1993


                         CONSOLIDATED VENTURE TRUST PLC


                                       and


                      GROWTH INVESTMENT MANAGEMENT LIMITED


                                       and


                        CHRISTOPHER HARWOOD BERNARD MILLS





                       ----------------------------------

                          SECONDMENT SERVICES AGREEMENT

                       ----------------------------------







                                  Allen & Overy
                                     London










THIS AGREEMENT is made on 7th January, 1993.



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BETWEEN:

(1) CONSOLIDATED VENTURE TRUST PLC of 11 Devonshire Square, London EC2M 4YR (the "Company");

(2) GROWTH INVESTMENT MANAGEMENT LIMITED of 10 Clivedon Place, London SW1W 6LA ("GIM"); and

(3) CHRISTOPHER HARWOOD BERNARD MILLS of 10 Clivedon Place, London SW1W 6LA (the "Executive").

NOW IT IS HEREBY AGREED as follows:

1.       Interpretation

         (a) In this Agreement:

         "Administration, Management and Custody Agreement"

         means an administration, management and custody agreement made on or about the same date as this Agreement between the Company and JO Hambro & Partners Limited;

         "Associated Company" means:

                           i. a company which is not a subsidiary of the Company but whose issued equity share capital (as defined in section 744 of the Companies Act 1985) is owned as to at least 20 per cent. by the Company or one of its Subsidiary Companies; and

                           ii. a Subsidiary Company of a company within (a) above;

         "Board of Directors"

         means the board of directors of the Company or a committee of the board of directors of the Company;

         "the Company"

         includes each of its branches if any;

         "Group"

         means  the  Company,   and  its  Subsidiary  Companies  and  Associated
         Companies for the time being and "Group Company" means any one of them;



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         "Investments"

         includes any asset, right or interest falling within Part I of Schedule 1 of the Financial Services Act 1986 and any other asset, right or interest in respect of property of any kind wherever situate whether or not producing income;

         "Shareholders' Funds"

         means the amount of the nominal capital of the Company for the time being issued and paid up or credited as paid up, the amount repayable by the Company in respect of any borrowings repayable more than three years after initially made (but excluding convertible debt) and the amounts standing to the credit of the consolidated capital and revenue reserves (including without limitation share premium account, capital redemption reserve and profit and loss account) of the Company and its Subsidiary Companies properly reflected in an audited balance sheet of the Company prepared in accordance with recognised accounting principles but after making such adjustments as may be necessary to reflect:

         (a) the Board of Directors' valuation of all unquoted investments in accordance with a statement of value prepared for and approved by the Board of Directors in accordance with procedures and on a basis reviewed by the Company's auditors; and

         (b) the payment of any dividend or the making of any other distribution to shareholders of the Company.

         "Subsidiary Company" means a subsidiary as defined by section 736 of the Companies Act 1985; and

         "Working Day" means a day other than a Saturday, Sunday or bank holiday or other public holiday in England.

         (b)      References   to   persons   include   bodies   corporate   and
                  unincorporated   associations   and  references  to  companies
                  include any bodies corporate.

         (c) Any reference to a statutory provision includes any statutory modification or re-enactment of it for the time being in force.

         (d)      Subclauses   (1)  to  (3)  above  apply  unless  the  contrary
                  intention appears.

         (e)      The headings in this Agreement do not affect its construction.

         (f) References to amounts payable shall be exclusive of value added tax thereon so that value added tax shall be payable in addition if and to the extent chargeable.

         2. Services


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         (a)      GIM shall provide the services of the Executive to the Company as described and on the terms set out in this Agreement ("the Services"). The parties intend the Services to be provided by secondment of the Executive from GIM to the Company.

         (b) GIM shall employ the Executive for the purposes of enabling it to provide the Services.

         (c) The provision of the Services by GIM shall be deemed to take effect from the date of execution of this Agreement ("the Commencement Date").

         (d) GIM and the Executive warrant to the Company that by entering into this Agreement and performing the Services they will not be in breach of any contract or other obligation binding on them.

3.       Services of the Executive

                  (a) GIM shall, and shall procure that the Executive shall, use their best endeavours to protect and further the interests of the Company giving the full benefit of the Executive's knowledge and expertise.

                  (b) GIM shall procure that the Executive shall serve as chief executive and director of the Company, subject to the Company appointing the Executive as such.

                  (c) The Executive shall perform the functions from time to time assigned to or vested in him by the Board of Directors and in particular he shall be responsible (subject to such authorisation procedures as the Board of Directors may specify and except to the extent that the Board shall not require the services of the Executive in respect of all or part of the Investments of the Company) for:

                           i. keeping under review the investments from time to time held by the Company;

                           ii. deciding upon purchases and sales and other transactions in respect of investments and subscriptions to issues of investments, including underwriting commitments on behalf of the Company and otherwise determining when the Company should invest, realise and re-invest its assets and exercise all rights attaching to its assets;

                           iii.     searching  out  and  evaluating   investment
                                    opportunities for the Company;



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                           iv.      analysing the progress of companies in which
                                    the Company has invested;

                           v. submitting to the Board of Directors such reports and information regarding investments as the Board of Directors shall reasonably require; and

                           vi.      recommending  to the Board of Directors  any
                                    future   developments   or  changes  to  the
                                    investment policy of the Company.

         (d) The Executive shall faithfully serve the Company, and GIM shall procure that the Executive shall devote 50 per cent. of his time during normal business hours to the provision of the services and at such additional times as are necessary for the proper fulfilment of those services, but the Executive shall not be required to provide such services at such times as he is on holiday (as provided for in Clause 7), nor at such times (being not more than 90 Working Days in any period of 12 consecutive months) when the Executive is incapacitated by reason of illness or injury.

         (e) GIM shall, and shall procure that the Executive shall, accept appointments to such offices and enter into such agreements as the Company shall deem reasonably necessary for the proper provision of the Services.

         (f) GIM shall, and shall procure that the Executive shall, disclose forthwith to the Board of Directors any conflict of interest which may arise in connection with the performance of the Services as a result of any other present or future appointment, employment or interest of GIM or the Executive (other than that which concerns a Group Company).

         (g) The Executive shall provide the Services at such place or places as the Board of Directors may reasonably require.

5.       Fee

(1) The Company shall pay to GIM a fee to be agreed from time to time ("the Fee") but so that the maximum fee payable under this sub-clause (exclusive of Value Added Tax) when aggregated with the Management Fee (exclusive of Value Added Tax) payable under the Administration, Management and Custody Agreement (or any administration, management and custody agreement with whomsoever made superseding that agreement) shall not in any financial period of the Company exceed one per cent. of Shareholders' Funds of the Company and its Subsidiary Companies on the last day of the preceding financial period of the Company.

(2) For the avoidance of doubt, the Company shall not be obliged to provide the Executive with, or reimburse GIM for the cost of providing the Executive with medical insurance, life assurance, pension benefits, accident insurance, permanent health assurance or other benefits except as expressly provided for in this Agreement.

(3) The Fee shall accrue from day to day and be payable quarterly in advance on 31st January, 30th April, 31st July and 31st October in each year. The first payment shall


                                                            Page 44 of 198 Pages



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         be a pro rata part of the quarterly fee for the period from the date of this Agreement to the next quarter date. GIM shall reimburse the Company for a pro rata part of any quarterly fee paid in advance in respect of any period after termination of this Agreement.

(4) The Fee shall be exclusive of any fees receivable by the Executive as a director of any Group Company.

(5) In addition to the Fee the Company shall pay to GIM a performance fee in the amount and payable in the manner set out in the Schedule to this Agreement ("the Performance Fee").

(6) The Company shall pay to the Executive(pound)1 per annum (if demanded) as consideration for his obligations under this Agreement.

6.       Expenses

(1) In addition to the Fee and Performance Fee the Company shall reimburse GIM (on production of such vouchers or other evidence as the Company may require) the amount of all travelling and other expenses properly and reasonably incurred by the Executive in the provision of the Services.

(2) The Company shall provide the Executive with reasonably suitable office accommodation and secretarial assistance at the offices of the Company or such Group Company as may be appropriate so as to enable the Executive properly to provide the Services but nothing in this Agreement shall be construed or have effect as constituting any relationship of landlord or tenant between the Company and GIM or the Executive and any use of such office accommodation by GIM or the Executive shall be as bare licensee of the Company.

7.       Holidays

         (a) The Company acknowledges that the Executive is entitled to a maximum of 30 Working Days' holiday in every calendar year under his service agreement with GIM.

         (b) GIM and the Executive agree that the Executive will take his holidays at such times as are convenient to the Company.

8.       Confidential Information


         (a) GIM and the Executive acknowledge that to enable them to provide the Services and to discharge their responsibilities under this Agreement the Company, and the Group, will provide them with information relating to the Group of a highly confidential nature (any and all information relating to the Company, the Group, and each Group Company, their respective businesses, activities or customers, including but without limitation all and any analyses, compilations,



                                                            Page 45 of 198 Pages


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                  forecasts,  studies or other documents, is referred to in this
                  Agreement as "Information").

         (b) GIM and the Executive agree that they will adopt all such procedures as the Company may require and that they will keep confidential all Information and shall not, without the prior written consent of the Board of Directors (save as required by law) disclose the Information in whole or in part other than to the Board of Directors and to the Company's professional advisers. GIM and the Executive shall not use the Information other than in connection with the provision of the Services. Notwithstanding the foregoing, GIM and the Executive agree not to disclose the Information (save as required by law) to any person except to the extent necessary to discharge their responsibilities under this Agreement.

         (c) Any document, including without limitation notes, memoranda, diaries, correspondence, computer disks or copies thereof created by GIM or the Executive in providing the Services shall be and remain the property of the Company or such Group Company as appropriate and the Company or such Group Company shall be the absolute beneficial owner of the copyright in any such document.

         (d) GIM and the Executive shall at any time during the continuance of this Agreement if so required by the Company or any Group Company and in the event of the termination of this Agreement (whether lawfully or otherwise) surrender to the Company or such Group Company all original and copy documents in their possession custody or control belonging to the Company or Group Company or relating to the business of the Company or any Group Company together with any other property belonging to the Company or any Group Company.

         (e) The obligations of GIM and the Executive under this Agreement apply to all and any Information whether the Information was in or comes into their possession prior to or following this Agreement and such obligations shall be continuing obligations throughout the continuance of this Agreement and at all times following its termination.

         (f)      GIM  and  the   Executive   agree  to  observe  the  laws  and
                  regulations which may apply in the jurisdictions where the Company and the Group Companies are located.

         (g) GIM and the Executive understand and agree that any breach of their obligations under this Clause 8 will cause the Company irreparable injury and that monetary damages will not be an adequate remedy for any such breach. In the event of any breach or threatened breach by GIM or the Executive, the Company shall be entitled to injunctive relief in any court of competent jurisdiction restraining GIM or the Executive from such breach.

9.       Gratuities and Codes of Conduct


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         (a)      GIM and the Executive shall not directly or indirectly  accept any commission, rebate or other financial benefit from any person who has or is likely to have a business relationship with any Group Company without the consent of the Board of Directors.

         (b) GIM and the Executive shall comply with all codes of conduct from time to time adopted by the Company, and with all applicable rules and regulations of the London Stock Exchange and any other relevant regulatory authority including (without limitation) the Model Code for Securities Transactions by Directors of Listed Companies.

10.      Termination of Appointment


         (a) This Agreement shall be for a period of 12 months from the Commencement Date and shall continue for successive periods of 12 months provided that GIM or the Company may terminate this Agreement at any time by giving to the other of them at least 12 months' notice in writing expiring at any time (whether or not on the anniversary of this Agreement).

                  (b) If:

                  i. the Executive ceases for any reason to be an employee of GIM;

                  ii. the Executive becomes of unsound mind or is, or may be, suffering from mental disorder and either:

                  (i) he is admitted to hospital for treatment under the Mental Health Act 1983; or

                  (ii) an order is made by any competent court for his detention or for the appointment of a receiver, curator bonis or other person to exercise powers with respect to his property or affairs;

                                    iii.  the  Executive  is unable  properly to
                                          perform  his duties  under his service
                                          agreement   with  GIM  by   reason  of
                                          ill-health,  accident or otherwise for
                                          a period  or  periods  aggregating  at
                                          least 180  Working  Days in any period
                                          of 12 consecutive months;

                                    iv.   GIM or the Executive fails or neglects
                                          efficiently    and    diligently    to
                                          discharge  its  duties,  or GIM or the
                                          Executive  is guilty of any  breach of
                                          their obligations under this Agreement
                                          or any  other  agreement  with a Group
                                          Company (including any consent granted
                                          under any of them);


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                                    v.    GIM  or the  Executive  is  guilty  of
                                          misconduct or suffers any matter which
                                          (by   reason  of  its  effect  on  the
                                          Executive's  reputation  or otherwise)
                                          affects   or  is   likely   to  affect
                                          prejudicially  the  interests  of  the
                                          Company or the Group, or the Executive
                                          is convicted of an arrestable  offence
                                          (other than a road traffic offence for
                                          which  a   non-custodial   penalty  is
                                          imposed);

                                    vi.   the  Executive   becomes  bankrupt  or
                                          makes any  arrangement  or composition
                                          with his  creditors  (other  than as a
                                          result  of  losses   relating  to  his
                                          underwriting  affairs  in  the  Lloyds
                                          insurance market);

                                    vii.  GIM becomes unable to pay its debts as
                                          they fall due or makes any arrangement
                                          or  composition  with its creditors or
                                          an  order  is  made  or any  effective
                                          resolution  is passed  for  winding-up
                                          GIM; or

                                    viii. the  Executive  is  disqualified  from
                                          being a  director  of any  company  by
                                          reason   of  an  order   made  by  any
                                          competent court

         the Company may by written notice to GIM terminate this Agreement with immediate effect but:

         (i) any such termination shall be without prejudice to any other rights of the Company; and

         (ii) a notice under sub-clause (c) may be given by the Company to GIM only within 90 days after the end of any period or periods of disability referred to in that sub-clause.

                  (c) On the termination of this Agreement in any way (whether lawfully or otherwise) the Executive shall immediately resign all offices held by him in any Group Company (without prejudice to the rights of any party arising out of this
                  Agreement or the termination of this Agreement) and if he fails to do so the Company is irrevocably authorised to appoint some person in his name and on his behalf to do all such things and execute all such documents as may be
                  necessary,   or   incidental   to,  to  give   effect  to  his
                  resignation.

11. Executive not an employee of the Company nor carrying on separate investment business

         (a) Nothing contained in this Agreement shall be construed or have effect as constituting any relationship of employer and employee between the Company

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

                  and the Executive save that, for the purposes of Clause 8 only, the Executive agrees to be subject to the same status as the employees of the Company.

         (b)      The Executive shall at all times be an employee of GIM.

         (c) GIM shall be responsible for the payment of any wages, Employers' National Insurance and any other contributions required by law to be paid by it as employer in relation to the Executive and shall make all appropriate deductions from the Executive's wages in respect of Income Tax (PAYE) and Employers' National Insurance contributions and shall indemnify the Company in respect thereof.

         (d) Nothing contained in this Agreement shall be construed or have effect as either the Executive or GIM carrying on investment business within the meaning of the Financial Services Act 1986, in particular in relation to the functions described in Clause 3(3) of this Agreement. The intent of the parties is that GIM will provide the services of the Executive but neither GIM nor the Executive shall be treated as providing independent investment management or advisory services to the Company.

12.      Guarantee

         (a) The Executive hereby unconditionally guarantees and undertakes to the Company that GIM shall duly and punctually observe and perform all the undertakings, covenants and obligations whatsoever of GIM under this Agreement to the intent that if GIM shall fail for whatever reason so to observe and perform any of such undertakings, covenants and obligations the Executive shall be liable to perform the same in all respects as if the Executive were principally bound thereby.

         (b) No time or other indulgence given by the Company to GIM nor any neglect failure or forbearance on the part of the Company to enforce the performance or observance of any of GIM's undertakings, covenants and obligations under this Agreement shall in any way release or affect the liability of the Executive hereunder.

13.      Indemnity

         The Company shall, insofar as it is permitted by any applicable law, indemnify GIM and the Executive against any costs, claims or liabilities incurred as a result of the Executive being a director or an officer of any Group Company or his being held out to any person as a director or officer of any such company.

14.      General

         (a) Neither GIM nor the Executive shall assign or otherwise transfer any of its or his rights nor sub-contract or otherwise transfer any of its or his obligations under this Agreement. If the Company transfers the whole or a substantial part


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


                  of its undertaking and property to another company as part of a reconstruction or amalgamation, the Company may by written notice to GIM transfer all its rights and obligations under this Agreement to that other company.

         (b)      This   Agreement   shall  be  governed  by  and  construed  in
                  accordance with English law. The parties irrevocably submit to the jurisdiction of the English courts.

15.      Notices

         Any notice to be served under this Agreement may, in the case of the Company be delivered or sent by first class post to the Company at its registered office for the time being and, and in the case of GIM or the Executive, may be delivered to the Executive or sent by first class post to the Executive's usual or last known place of residence. Notices served by first class post shall be deemed duly served twenty-four hours after posting and proof of posting shall be proof of delivery.

IN WITNESS of which each of the parties has executed this Agreement on the date first mentioned on page 1.



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                                    SCHEDULE

                               The Performance Fee


The Performance Fee referred to in Clause 5(5) of the Agreement shall be calculated and payable as follows:

1. As further consideration for the performance of the Services, GIM shall be entitled to receive on 1st July in each year a Performance Fee which shall be calculated as the amount equivalent to a percentum of Funds (as calculated below) of the Company as at 31st March each year (an in respect of any period, to which this Agreement applies, of less or more than twelve months the Performance Fee shall be decreased or (as the case may be) increased in proportion to the amount by which the period in question is less than 365 days or exceeds 365 days, as the case may
         be).

2. In the event of any change in the financial year end of the Company from 31st January in any year, the period covered by this Schedule shall be altered so that any current period the subject of this Schedule shall expire on the date falling two calendar months after the date of the new financial year end of the Company and so that:

         (a) any such new period covered by this Schedule shall always commence on the date falling two calendar months and one day after the expiry of the financial period of the Company;

         (b) payment pursuant to paragraph 1 above shall be made on the date falling six calendar months and one day after the new financial year end date of the Company;

         (c) all references to 31st March in this Schedule shall then be deemed to apply to the date falling two months after the new financial year end of the Company; and

         (d) in the event of any further change in the financial year end of the Company the provisions of this sentence shall apply "mutatis mutandis".

3. In addition, if the appointment of GIM under this Agreement terminates otherwise than on 31st March (or such date on which the relevant twelve month period ends) GIM shall be entitled to a proportionate part of the fee which would have been payable to it if the appointment had been effective during the whole of the twelve month period in question.

4. Such percentum will be calculated from the fraction arising in accordance with the following formula:

(A - 1) x 0.1


                                                            Page 51 of 198 Pages

(B     )

Where

A -      Funds at 31st March in any calendar year ("Relevant Year Date")

         -------------------------------------------------------------------

         Funds at 31st March in the immediately preceding calendar year ("Preceding Year Date")

         the Standard & Poors'                          rate of exchange of
         Composite Index at                             US$ per (pound)1 at the
B -      the Relevant Year End                          Preceding Year Date
         -------------------------                      ----------------------

                                             x

         the Standard & Poors'                          rate of exchange of
         Composite Index at                             US$ per(pound)1 at the
         the Preceding Year Date                        Relevant Year Date

         Provided always that the percentum shall not be less than nil and not greater than 0.5 per cent.

5. In the event of the issue of new shares, debentures or other loan capital by the Company for value or in the event of any shares, debentures or other loan capital of the Company being repaid during the relevant period, item A shall be adjusted as the Board of Directors may determine and the Company's auditors shall confirm as fair and reasonable.

6. In the event of any dispute between GIM and the Board of Directors as to the value to be attributed to the Investments or any of them pursuant to these provisions the value shall be determined by the auditors of the Company acting as experts and not as arbitrators and their valuation shall be final and binding upon the parties and the provisions of paragraph 7 below shall apply to the calculation of the Performance Fee.

7. For the purposes of this Schedule the expression "Funds" shall mean the amount of the nominal capital of the Company for the time being issued and paid up or credited as paid up and the amounts standing to the credit of the consolidated capital and revenue reserves (including without limitation share premium account, capital redemption reserve fund and profit and loss account) of the Company and its subsidiaries at the dat on which the calculation is required to be made based on the last audited balance sheet of the Company but after making such adjustments as may be necessary to reflect:

         (a) realised profits or losses arising in respect of the period from the date of the last audited balance sheet to the date of the calculation;


                                                            Page 52 of 198 Pages


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         (b)      the Board of Directors'  valuation of all unquoted investments on such date of calculation in accordance with a statement of value prepared for and approved by the Board of Directors in accordance with procedures and on a basis reviewed by the Company's auditors;

         (c) the payment of any dividend or the making of any other distribution to shareholders of the Company.

8. Subject to the provisions of this Schedule the Performance Fee shall be paid on 1st July in respect of the twelve month period commencing on 1st April in the preceding calendar year and ending on 31st March in the current calendar year.


                                                            Page 53 of 198 Pages

SIGNED by  H. Gittes                )        /s/ H. Gittes
on behalf of CONSOLIDATED           )
VENTURE TRUST PLC                   )
in the presence of:                 )



SIGNED by C.H.B. Mills              )        /s/ Christopher Mills
on behalf of GROWTH INVESTMENT      )
MANAGEMENT LIMITED                  )
in the presence of:                 )



SIGNED by CHRISTOPHER HARWOOD       )     /s/ Christopher Mills
BERNARD MILLS                       )
in the presence of:                 )




                                                            Page 54 of 198 Pages